Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Highlights:

Net Income:	$10.5 million
Revenue:	$22.8 million for Q3 2021
Total Assets:	$2.16 billion, increased 3.7% over December 31, 2020
Total Loans:	$1.47 billion, decreased 5.9% over December 31, 2020
Total Deposits:	$1.78 billion, increased 11.9% over December 31, 2020

WASHINGTON TOWNSHIP, NJ, October 20, 2021 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2021.
Highlights for the three and nine months ended September 30, 2021:
•Net income available to common shareholders was $10.5 million, or $0.88 per basic common share and $0.87 per diluted common share, for the three months ended September 30, 2021, an increase of $4.0 million, or 60.6%, compared to net income available to common shareholders of $6.5 million, or $0.55 per basic common share and $0.55 per diluted common share, for the same quarter in 2020. The increase is primarily driven by an increase in net interest income, reduced loan loss provision, and higher non-interest income, partially offset by higher non-interest expense.

•Net interest income increased 13.2% to $17.5 million for the three months ended September 30, 2021, compared to $15.4 million for the same period in 2020.

•Net income available to common shareholders was $30.7 million, or $2.58 per basic common share and $2.53 per diluted common share, for the nine months ended September 30, 2021, an increase of $10.4 million, or 51.3%, compared to net income available to common shareholders of $20.3 million, or $1.71 per basic common share and $1.69 per diluted common share, for the same period in 2020. The increase is primarily driven by an increase in net interest income, reduced loan loss provision, and higher non-interest income, partially offset by higher non-interest expense.

•Net interest income increased 15.0% to $52.4 million for the nine months ended September 30, 2021, compared to $45.5 million for the same period in 2020.

The following is a recap of the significant items that impacted the three and nine months ended September 30, 2021 period:

Interest income decreased $0.3 million for the third quarter of 2021 compared to the same period in 2020, primarily due to a decrease in interest and fees on loans attributed to lower loan portfolio balances. For the year to date period ended September 30, 2021, interest income decreased $0.4 million from the same period in 2020, primarily driven by the impact of lower interest rates on average deposits held in the Federal Reserve Bank ("FRB"). The Federal Reserve Board reduced interest rates in response to the COVID-19 pandemic.

Interest expense decreased $2.3 million and $7.2 million for the third quarter of 2021 and year to date September 30, 2021, respectively, compared to the same periods in 2020, primarily due to lower interest rates on deposits.

The provision for loan losses decreased $2.4 million and $5.3 million for the third quarter of 2021 and year to date September 30, 2021, compared to the same periods in 2020. The decrease in the provision was primarily due to the increase in qualitative factors made in 2020 as a result of economic uncertainty associated with the COVID-19 pandemic.

For the third quarter of 2021, non-interest income increased $1.5 million, compared to the same period in 2020. For the year to date September 30, 2021, non-interest income increased $3.9 million compared to the same period in 2020. The increases were primarily attributable to an increase in service fees from deposit accounts related to our cannabis related businesses (CRB).

Non-interest expense increased $0.6 million and $2.4 million for the third quarter 2021 and year to date September 30, 2021, respectively, compared to the same periods in 2020, primarily due to an increase in professional fees related to our Bank Secrecy Act (BSA) remediation efforts, and various other expense categories as a result of the growth of the Company.

Income tax expense increased $1.4 million for the third quarter 2021 and $3.4 million for the year to date September 30, 2021, respectively, compared to the same periods in 2020. The effective tax rates for the third quarter of 2021 and for the year to date September 30, 2021 were 26.0% and 25.5%, respectively, compared to 25.8% for the same periods in 2020.

September 30, 2021 discussion of financial condition
•Total assets increased to $2.16 billion at September 30, 2021, from $2.08 billion at December 31, 2020, an increase of $77.3 million, or 3.7%, primarily due to an increase in cash deposits with the Federal Reserve Bank, net of a decrease in loans receivable.
•Cash and cash equivalents totaled $623.8 million at September 30, 2021, as compared to $458.6 million at December 31, 2020.
•The investment securities portfolio increased to $24.6 million at September 30, 2021, from $21.1 million at December 31, 2020, an increase of $3.5 million, or 16.7%, primarily due to the purchase of $8.7 million of securities classified as held-to-maturity, net of pay downs of securities.
•Gross loans decreased to $1.47 billion at September 30, 2021, from $1.57 billion at December 31, 2020, a decrease of $92.2 million or 5.9%.
•Nonperforming loans at September 30, 2021 decreased to $4.5 million, representing 0.30% of total loans, a decrease of $4.2 million, from $8.7 million of nonperforming loans at December 31, 2020. OREO at September 30, 2021 was $1.8 million, an increase of $1.6 million compared to $139 thousand at December 31, 2020, primarily due to the repossession of one commercial property. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.29% and 0.43% of total assets at September 30, 2021 and December 31, 2020, respectively. Loans past due 30 to 89 days were $259 thousand at September 30, 2021, a decrease of $2.5 million from December 31, 2020.

•The allowance for loan losses was $29.8 million at September 30, 2021, as compared to $29.7 million at December 31, 2020. The ratio of the allowance for loan losses to total loans was 2.02% and 1.90% at September 30, 2021 and at December 31, 2020, respectively. The ratio of allowance for loan losses to non-performing loans was 664.1% at September 30, 2021, compared to 340.2%, at December 31, 2020.
•Total deposits were $1.78 billion at September 30, 2021, up from $1.59 billion at December 31, 2020, an increase of $188.8 million or 11.9% compared to December 31, 2020. Deposit growth was primarily due to an increase in non-interest bearing demand, savings, and time deposits.

•Total borrowings were $133.8 million at September 30, 2021, a decrease of $133.4 million, compared to December 31, 2020, primarily due to the repayment of $90.0 million in advances from the Federal Reserve Bank PPP Liquidity Facility ("PPPLF") for the Small Business Administration ("SBA") PPP Loans, and $43.5 million in pay downs of Federal Home Loan Bank advances.
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•Total equity increased to $225.7 million at September 30, 2021, up from $202.6 million at December 31, 2020, an increase of $23.1 million, or 11.4%, primarily due to the retention of earnings.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"Parke Bancorp continues to generate strong earnings with third quarter Net Income of $10.5 million, up over 60% from the same period in 2020. Net Income year to date is close to $31 million, up over 50% from the same period in 2020. Although our assets have grown 3.7% year to date, the growth has been driven by the excess liquidity in the market and held in cash. We continue to work hard to reduce our cost of deposits, which is reflected in the growth of our net interest income. Our outstanding loan portfolio went down, partly due to the SBA forgiveness of many of the PPP loans. The pandemic concerns and economic challenges continue to dictate caution in generating new loans."

"The COVID-19 pandemic continues to fuel uncertainty in the regional and national economy. Complications from vaccination requirements and reinstated COVID-19 public health restrictions have had an effect on employment and inflation. There is a concern that the current growth in inflation is not simply transitory but may possibly be a mainstay of the economy for a period of time. The Federal Reserve has already stated that they may need to move interest rates up in 2023 rather than 2024 as initially reported. Shortage of goods, including electronics and other critically important products that are stuck on cargo ships unable to be unloaded, is having a negative effect on the economy. The construction industry continues to be hit with skyrocketing costs of materials and manpower shortages causing cost overruns on many projects."
"One of the more concerning issues that is facing the banking industry is the pending legislation that includes the requirement of banks to track every $600 transaction of their customers’ accounts. If enacted, this legislation will put an immense burden on all banks and drive up the cost of banking for our customers. In our view, this would be an unnecessary level of government intrusion into people’s private lives and make banking services more expensive for the average customer."
"There are many clouds on the horizon, however we continue to maintain strict controls on our expenses, have a strong capital position and earnings, all critical to the financial strength of our Company."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
	(Amounts in thousands)
Assets
Cash and cash equivalents	$623,825	$458,601
Investment securities	24,635	21,106
Loans held for sale	—	200
Loans, net of unearned income	1,473,816	1,565,807
Less: Allowance for loan losses	(29,838)	(29,698)
Net loans	1,443,978	1,536,109
Premises and equipment, net	6,370	6,698
Bank owned life insurance (BOLI)	27,431	27,002
Other assets	29,409	28,606
Total assets	$2,155,648	$2,078,322

Liabilities and Equity

Non-interest bearing deposits	$542,596	$428,860
Interest bearing deposits	1,238,644	1,163,583
FHLBNY borrowings	91,150	134,650
PPPLF advances from FRB	—	90,026
Subordinated debentures	42,684	42,542
Other liabilities	14,887	16,064
Total liabilities	1,929,961	1,875,725

Total shareholders’ equity	224,256	200,925
Noncontrolling interest in consolidated subsidiaries	1,431	1,672
Total equity	225,687	202,597

Total liabilities and equity	$2,155,648	$2,078,322

Table 2: Consolidated Income Statements (Unaudited)
	For three months ended September 30,		For nine months ended September 30,
	2021	2020	2021	2020
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$20,211	$20,521	$61,502	$60,988
Interest and dividends on investments	170	260	552	797
Interest on federal funds sold and deposits with banks	199	92	455	1,088
Total interest income	20,580	20,873	62,509	62,873
Interest expense:
Interest on deposits	2,356	4,165	7,654	14,375
Interest on borrowings	743	1,268	2,482	2,968
Total interest expense	3,099	5,433	10,136	17,343
Net interest income	17,481	15,440	52,373	45,530
Provision for loan losses	—	2,400	500	5,796
Net interest income after provision for loan losses	17,481	13,040	51,873	39,734
Non-interest income
Service fees on deposit accounts	1,350	520	4,173	1,602
Gain on sale of SBA loans	56	—	180	—
Other loan fees	403	206	998	612
Bank owned life insurance income	146	150	429	443
Net gain (loss) on sale and valuation adjustment of OREO	—	(195)	51	(348)
Other	240	60	691	346
Total non-interest income	2,195	741	6,522	2,655
Non-interest expense
Compensation and benefits	2,281	2,440	7,360	7,674
Professional services	998	400	2,740	1,151
Occupancy and equipment	623	531	1,773	1,529
Data processing	303	344	986	969
FDIC insurance and other assessments	261	287	833	581
OREO expense	72	80	199	258
Other operating expense	890	750	3,026	2,401
Total non-interest expense	5,428	4,832	16,917	14,563
Income before income tax expense	14,248	8,949	41,478	27,826
Income tax expense	3,705	2,306	10,584	7,171
Net income attributable to Company and noncontrolling interest	10,543	6,643	30,894	20,655
Less: Net income attributable to noncontrolling interest	(42)	(100)	(207)	(359)
Net income attributable to Company	10,501	6,543	30,687	20,296
Less: Preferred stock dividend	(7)	(7)	(21)	(22)
Net income available to common shareholders	$10,494	$6,536	$30,666	$20,274
Earnings per common share
Basic	$0.88	$0.55	$2.58	$1.71
Diluted	$0.87	$0.55	$2.53	$1.69
Weighted average common shares outstanding
Basic	11,893,323	11,850,882	11,885,709	11,849,659
Diluted	12,125,628	11,975,094	12,115,389	11,986,964

Table 3: Operating Ratios

	Three months ended		For the nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Return on average assets	2.01%	1.32%	1.96%	1.46%
Return on average common equity	18.85%	13.55%	19.27%	14.48%
Interest rate spread	3.11%	2.73%	3.05%	2.93%
Net interest margin	3.41%	3.14%	3.37%	3.29%
Efficiency ratio	27.59%	29.86%	28.72%	30.22%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	September 30,	December 31,
	2021	2020
	(Amounts in thousands except ratio data)
Allowance for loan losses	$29,838	$29,698
Allowance for loan losses to total loans	2.02%	1.90%
Allowance for loan losses to non-accrual loans	664.14%	340.22%
Non-accrual loans	$4,493	$8,729
OREO	$1,756	$139